Exhibit 99

MAYVILLE ENGINEERING COMPANY ELECTS TANIA WINGFIELD TO BOARD OF DIRECTORS

MILWAUKEE, Wis., July 24, 2025 -- Mayville Engineering Company (NYSE: MEC) (“MEC” or the “Company”), a leading U.S.-based provider of design, prototyping, and manufacturing solutions across diverse end markets, today announced the election of Tania Wingfield to its Board of Directors, effective immediately. Ms. Wingfield will serve on the Compensation Committee. The election brings the total number directors on MEC’s board to seven.

Ms. Wingfield currently serves as Executive Vice President and Chief Human Resources Officer of BorgWarner, Inc., a global leader in innovative propulsion systems. She brings more than thirty years of experience in manufacturing, operations, engineering, supply chain and business transformation.

“We are honored to welcome Tania to MEC’s Board of Directors,” said Jag Reddy, MEC’s President & CEO. “She brings deep manufacturing expertise, having led operations, supply chains and product development initiatives across global businesses. Her strategic leadership and operational experience will be invaluable as we execute our MBX strategy and focus on delivering long-term value creation.”

ABOUT TANIA WINGFIELD

Tania Wingfield was appointed Executive Vice President and Chief Human Resources Officer of BorgWarner in August 2022, where she leads global HR strategy, executive compensation, and employee engagement. Prior to this role, she held senior leadership positions including Vice President and General Manager of the North American OE and Aftermarket business, and Vice President of Integration for BorgWarner’s acquisition of Delphi Technologies. Prior to joining BorgWarner, Ms. Wingfield served as Vice President of Product Line Marketing, Strategic Planning and Marketing at Remy International. Earlier in her career, Ms. Wingfield held a variety of general management, operations, engineering, and supply chain roles at Remy International, where she started in 1995. She also led global engineering teams, instituted financial discipline in product development, and oversaw multi-continent product launches. Ms. Wingfield holds a Bachelor of Science degree in Computer Science and Management Information Systems from Indiana University of Pennsylvania.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 26 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

INVESTOR CONTACT

Stefan Neely or Noel Ryan
(615) 844-6248
MEC@val-adv.com